Thursday July 14, 2016
FOR IMMEDIATE RELEASE

Washington Federal Increases Earnings Per Share by 15%

SEATTLE, WASHINGTON – Washington Federal, Inc. (Nasdaq: WAFD), parent company of Washington Federal, National Association, today announced quarterly earnings of $43,004,000 or $0.47 per diluted share for the quarter ended June 30, 2016 compared to $39,050,000 or $0.41 per diluted share for the quarter ended June 30, 2015, a $0.06 or 14.63% increase in earnings per diluted share. Return on equity for the quarter ended June 30, 2016 was 8.71% compared to 8.00% for the quarter ended June 30, 2015. Return on assets for the quarter ended June 30, 2016 was 1.16% compared to 1.08% for the same quarter in the prior year.
Chairman, President & CEO Roy M. Whitehead commented, “Washington Federal had a very good quarter, with virtually every measure of performance showing improvement. Results for the quarter benefited from better credit quality, including recoveries on previously charged-off loans and gains on sales of real estate owned. In the current low rate environment we are especially pleased that we were able to originate over $700 million of new commercial loans, growing our loan portfolio while reducing our interest rate risk exposure. If the current low interest rate environment persists as we expect, continued growth in loans outstanding and low cost deposits will be key to maintaining our margin going forward.”
Total assets were $14.8 billion as of June 30, 2016, a $253 million or 1.7% increase from September 30, 2015. The Company continued to shift its asset mix from investment securities to loans receivable, which carry a higher yield. Since September 30, 2015, available-for-sale securities decreased $411 million or 17.3% and held-to-maturity securities decreased $151 million or 9.2%. During the same period cash and cash equivalents increased $246 million or 86.6% and net loans receivable increased by $458 million or 5.0%.

Customer deposits decreased by $53 million or 0.5% during the nine months and total $10.6 billion as of June 30, 2016. Transaction and savings accounts increased by $99.4 million or 1.7% during the same period while time deposits decreased $152.2 million or 3.2%. The mix of customer deposits has continued to shift over the last several years as the Company focuses on growing transaction and savings accounts to lessen sensitivity to rising interest rates. As of June 30, 2016, 56.0% of the Company’s deposits were in transaction and savings accounts and 95.1% of the Company's deposits were core deposits.
Borrowings from the Federal Home Loan Bank increased by a net $250 million or 13.7% for the nine months since September 30, 2015. Specifically, the Company borrowed $300 million in long term advances, using interest rate swaps to fix the weighted average interest rate at 1.38% for 6.7 years as a hedge against rising interest rates. Partially offsetting these additional borrowings was the maturity of $50 million of short term borrowings with a rate of 0.61%.
Loan originations totaled $1,031 million for the 3rd fiscal quarter 2016, a $278 million or 37% increase over the $753 million of originations in the same quarter one year ago. Partially offsetting this strong loan origination volume were loan repayments of $776 million and an increase in loans in process of $189 million during the quarter. For the same quarter in 2015 loan repayments totaled $615 million and loans in process increased by $12 million. Commercial loans represented 69% of all loan originations during the quarter with consumer loans accounting for the remaining 31%. The Company views organic loan growth as the highest and best use of its capital and prefers commercial loans in this low rate environment because of their shorter duration. The weighted average interest rate on loans decreased to 4.35% as of June 30, 2016 from 4.40% at March 31, 2016, due to the continued flattening of the yield curve and new loans being originated at lower rates. Actual yield earned on loans is greater than the weighted-average rate due to net deferred loan fees and discounts on acquired loans, which are accreted into income over the term of the loans.
Asset quality continued to improve as the ratio of non-performing assets to total assets decreased to 0.53% as of June 30, 2016, compared to 0.64% at March 31, 2016 and 0.88% at September 30, 2015. The 0.53% is the lowest level experienced by the Company since March of 2008. The decrease in non-performing assets during the quarter was primarily due to a $7.1 million, or 18%, decrease in real estate owned and a $7.2 million, or 13%, decrease in non-accrual loans. Delinquencies on loans was 0.73% of total loans at June 30, 2016 compared to 0.90% at March 31, 2016 and 0.88% at September 30, 2015. The Company realized net-recoveries on loans (as opposed to charge-offs) of $2.9 million for the quarter. The allowance for loan losses and reserve for unfunded commitments increased to $114 million as of June 30, 2016 and was 1.08% of gross loans outstanding, as compared to 1.10% and 1.13% of gross loans as of March 31, 2016 and September 30, 2015, respectively. The decline in the ratio of the allowance to gross loans since our fiscal year end reflects continued improvement in economic conditions and the credit quality of the loan portfolio, partially offset by growth in the proportion of commercial loans outstanding.
On May 13, 2016, the Company paid a cash dividend of 14 cents per share to common stockholders of record on April 29, 2016. This was the Company’s 133rd consecutive quarterly cash dividend. During the quarter, the Company repurchased 1,097,397 shares of common stock at a weighted average price of $23.33 per share and has authorization to repurchase approximately 1.0 million additional shares. The Company varies the pace of share repurchases depending on several factors, including share price, lending opportunities and capital levels. Tangible common stockholders’ equity per share increased during the 3rd fiscal quarter by $0.21 or 1.15% to $18.45 and the ratio of tangible common equity to tangible assets remained strong at 11.46% as of June 30, 2016.
Net interest income was $104 million for the quarter, an increase of $4 million or 3.7% from the same quarter in the prior year. The increase in net interest income was primarily due to higher average balances of loans receivable. Net interest margin increased to 3.07% in the 3rd fiscal quarter from 3.02% for same quarter in the prior year. The increase is primarily due to improved margin on earning assets as the Company shifted balances from lower yielding investment securities to loans receivable.
The Company recorded a release of loan loss allowance of $1.7 million for the 3rd fiscal quarter compared to a release of $1.9 million for the same quarter of the prior year. This quarter's release was a result of continued improvement in credit quality, including net recoveries of $2.9 million in the quarter, offset partially by the growth in the loan portfolio.

Total other income was $10.5 million for the 3rd fiscal quarter 2016, a decrease of $1.3 million from $11.8 million in the same quarter of the prior year. The quarter ended June 30, 2015 included a $9.6 million gain on sale of investment securities and a $7.9 million expense related to prepayment of a Federal Home Loan Bank advance while the current quarter had no such amounts.
Total operating expenses were $56.3 million in 3rd fiscal quarter 2016, a decrease of $0.4 million or 0.7% from the prior year quarter, as lower compensation and benefits expense as well as product delivery costs were mostly offset by higher information technology costs related to the Company's new systems. Operating expenses declined by $2.9 million from the quarter ended March 31, 2016, primarily due to lower compensation and benefits expense. The Company’s efficiency ratio of 49.1% is slightly lower than the 50.5% for the same period one year ago due primarily to higher net interest income. The efficiency ratio improved to 49.1% this quarter from 50.6% for the March 2016 quarter primarily due to a decrease of $2.9 million in operating expenses.
Net gain on real estate owned was $5.1 million for 3rd fiscal quarter 2016 compared to a net gain of $3.2 million for the same quarter last year. Net gain or loss on real estate owned includes gains and losses on sales, ongoing maintenance expenses and any additional net valuation adjustments. Going forward it is likely that gains on the sale of real estate owned will diminish as the Company's inventory of real estate owned declines.
For the quarter ended June 30, 2016, the Company recorded federal and state income tax expense of $22.2 million, which equates to a 34.00% effective tax rate. This compares to an effective tax rate of 35.75% for the same quarter a year ago and 34.00% for the quarter ended March 31, 2016. The decline in the effective tax rate from the prior year is due to investments in bank owned life insurance, low income housing tax credits and tax exempt loans since that time.
Washington Federal, a national bank with headquarters in Seattle, Washington, has 243 branches in eight western states. To find out more about Washington Federal, please visit our website www.washingtonfederal.com. Washington Federal uses its website to distribute financial and other material information about the Company.
Important Cautionary Statements
The foregoing information should be read in conjunction with the financial statements, notes and other information contained in the Company’s 2015 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.
This press release contains statements about the Company’s future that are not statements of historical fact. These statements are “forward looking statements” for purposes of applicable securities laws, and are based on current information and/or management's good faith belief as to future events. The words “believe,” “expect,” “anticipate,” “project,” and similar expressions signify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance. By their nature, forward-looking statements involve inherent risk and uncertainties, which change over time; and actual performance, could differ materially from those anticipated by any forward-looking statements. The Company undertakes no obligation to update or revise any forward-looking statement.
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Contact:

Washington Federal, Inc.
425 Pike Street, Seattle, WA 98101
Amanda Maier, Marketing Communications
206-626-8178
amanda.maier@wafd.com

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(UNAUDITED)

	June 30, 2016	September 30, 2015
	(In thousands, except share data)
ASSETS
Cash and cash equivalents	$530,055	$284,049
Available-for-sale securities, at fair value	1,969,869	2,380,563
Held-to-maturity securities, at amortized cost	1,492,480	1,643,216
Loans receivable, net	9,628,576	9,170,634
Interest receivable	36,888	40,429
Premises and equipment, net	295,348	276,247
Real estate owned	31,682	61,098
FHLB and FRB stock	117,205	107,198
Bank owned life insurance	206,377	102,496
Intangible assets, including goodwill of $291,503	297,537	299,358
Federal and state income tax assets, net	16,189	14,513
Other assets	199,394	188,523
	$14,821,600	$14,568,324
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Customer accounts
Transaction deposit accounts	$5,920,242	$5,820,878
Time deposit accounts	4,658,674	4,810,825
	10,578,916	10,631,703
FHLB advances	2,080,000	1,830,000
Advance payments by borrowers for taxes and insurance	33,209	50,224
Accrued expenses and other liabilities	167,290	100,718
	12,859,415	12,612,645
Stockholders’ equity
Common stock, $1.00 par value, 300,000,000 shares authorized; 134,145,522 and 133,695,803 shares issued; 90,226,193 and 92,936,395 shares outstanding	134,145	133,696
Paid-in capital	1,653,465	1,643,712
Accumulated other comprehensive (loss) income, net of taxes	(15,705)	353
Treasury stock, at cost; 43,919,329 and 40,759,408 shares	(721,884)	(651,836)
Retained earnings	912,164	829,754
	1,962,185	1,955,679
	$14,821,600	$14,568,324
CONSOLIDATED FINANCIAL HIGHLIGHTS
Common stockholders' equity per share	$21.75	$21.04
Tangible common stockholders' equity per share	$18.45	$17.82
Stockholders' equity to total assets	13.24%	13.42%
Tangible common stockholders' equity to tangible assets	11.46%	11.61%

Weighted average rates at period end
Loans and mortgage-backed securities	3.92%	3.94%
Combined loans, mortgage-backed securities and investments	3.61	3.63
Customer accounts	0.51	0.48
Borrowings	3.13	3.35
Combined cost of customer accounts and borrowings	0.94	0.90
Net interest spread	2.67	2.73

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2016	2015	2016	2015
	(In thousands, except share data)		(In thousands, except share data)
INTEREST INCOME
Loans receivable	$113,728	$107,250	$339,802	$324,817
Mortgage-backed securities	15,297	16,995	49,130	54,313
Investment securities and cash equivalents	4,710	5,055	14,990	16,084
	133,735	129,300	403,922	395,214
INTEREST EXPENSE
Customer accounts	13,274	12,485	39,062	38,504
FHLB advances and other borrowings	16,221	16,250	47,426	50,082
	29,495	28,735	86,488	88,586
Net interest income	104,240	100,565	317,434	306,628
Provision (release) for loan losses	(1,650)	(1,932)	(3,150)	(11,381)
Net interest income after provision (release) for loan losses	105,890	102,497	320,584	318,009

OTHER INCOME
Gain on sale of investments	—	9,639	—	9,639
Prepayment penalty on long-term debt	—	(7,941)	—	(10,554)
Loan fee income	1,101	1,915	3,784	6,028
Deposit fee income	5,297	5,156	16,564	16,538
Other Income	4,088	3,042	11,502	6,380
	10,486	11,811	31,850	28,031
OTHER EXPENSE
Compensation and benefits	27,333	29,824	86,217	89,453
Occupancy	8,515	8,492	26,075	24,866
FDIC insurance premiums	2,869	2,377	8,243	5,431
Product delivery	3,822	6,175	13,639	17,222
Information technology	7,669	3,783	23,832	11,695
Other	6,097	6,068	22,034	18,975
	56,305	56,719	180,040	167,642
Gain on real estate owned, net	5,087	3,188	10,401	4,976
Income before income taxes	65,158	60,777	182,795	183,374
Income tax provision	22,154	21,727	62,970	65,556
NET INCOME	$43,004	$39,050	$119,825	$117,818

PER SHARE DATA
Basic earnings	$0.47	$0.41	$1.30	$1.22
Diluted earnings	0.47	0.41	1.30	1.22
Cash dividends per share	0.14	0.13	0.41	0.41
Basic weighted average number of shares outstanding	90,928,847	94,466,524	91,901,632	96,335,777
Diluted weighted average number of shares outstanding	91,468,662	94,904,262	92,393,644	96,726,085

PERFORMANCE RATIOS
Return on average assets	1.16%	1.08%	1.09%	1.08%
Return on average common equity	8.71	8.00	8.12	8.04
Net interest margin	3.07	3.02	3.14	3.04
Efficiency ratio	49.08	50.47	51.55	50.09